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                                     FINLAY
                               -----------------
                               ENTERPRISES, INC.


FOR IMMEDIATE RELEASE

CONTACT:       Barry Scheckner               Kathryn Corbett
               Finlay Enterprises, Inc.      Dewe Rogerson Inc.
               212-808-2836                  212-688-6840

            FINLAY TO ACQUIRE ZALE CORPORATION'S DIAMOND PARK LEASED FINE JEWELRY BUSINESS; FINLAY ALSO PLANS 3 MILLION SHARE
                          COMMON STOCK PUBLIC OFFERING

New York, NY, September 4, 1997 -- Finlay Enterprises, Inc. (NASDAQ: FNLY) announced today it has entered into an agreement to acquire certain assets of the Diamond Park Fine Jewelers division of the Zale Corporation. As a result of the purchase, Finlay will add 139 leased departments in Marshall Fields (a division of Dayton Hudson), Parisian (a division of Proffitt's) and the Mercantile group of department stores (which includes Gayfers, Maison Blanche, Jones, Castner-Knott, Joslins, McAlpines and J.B. White). Under the terms of the agreement, Diamond Park will discontinue its leased operations in Dillard's at the end of its current lease agreement on January 31, 1998. The sales for the leased fine jewelry departments being acquired were approximately $100 million for the year ended July 31, 1997. Finlay does not anticipate a material impact on earnings per share in the current fiscal year but expects the transaction to be accretive thereafter.

The agreement specifies that Finlay will purchase substantially all of the assets of the departments being acquired, including leases, inventories and fixed assets for approximately $66 million. In addition, Diamond Park has agreed not to engage in the department store leased fine jewelry business for seven years. Completion of the acquisition is subject to the termination of the Hart-Scott-Rodino waiting period and other customary closing conditions and is expected to occur on or about October 6, 1997.

Arthur E. Reiner, President and Chief Executive Officer of Finlay Enterprises, stated, "This acquisition reinforces our position as the leading operator of leased fine jewelry departments in the United States. We anticipate these new departments will integrate efficiently with Finlay's core business. Furthermore, we believe this acquisition will eventually improve our results of operations through the leveraging of expenses and other operating synergies."


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Finlay is in the process of increasing its revolving credit facility from $135 million to $225 million. The additional borrowing capacity will be used to finance the acquisition and to fund seasonal borrowing needs.

In addition, Finlay announced that it intends to file a registration statement with the Securities and Exchange Commission ("SEC") for a proposed public offering of three million shares of Common Stock. Approximately two million shares will be offered by Finlay and approximately one million shares will be offered by a selling shareholder. The proceeds of the offering are expected to be used for working capital, repayment of indebtedness or other general corporate purposes. The timing of the offering and anticipated offering price of the Common Stock are both subject to market conditions and other factors.

Finlay Enterprises, Inc., through its wholly owned subsidiary Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of leased fine jewelry departments in department stores throughout the United States and France. Finlay also operates leased fine jewelry departments in the United Kingdom and Germany. Finlay had sales of over $685 million in fiscal 1996 and operated 958 departments at the end of the second quarter of 1997.

The Common Stock to be registered under the registration statement may not be sold, nor may offers to buy be accepted, prior to the time the registration statement is declared effective by the SEC. The offering will be made only by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of Common Stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state.

Certain statements in this press release are forward-looking statements. Such forward-looking statements are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements to differ materially from those expressed or implied in such forward-looking statements. Such forward-looking statements include those relating to the impact of the Diamond Park acquisition on Finlay's earnings per share and will depend on risks, uncertainties and other factors such as the successful integration of Diamond Park's operations into Finlay's business, including the timing and ability to achieve operating synergies for the combined operations and the ability to achieve a neutral or positive impact on earnings per share, general economic and business conditions, changes in the jewelry industry, competition and other factors which are described in further detail in Finlay's filings with the SEC.